Re: Questions 72DD1, 72DD2, 73A1, 73A2, 74U1, 74U2,
74V1 and 74V2

 The following funds offer Investor Class, Service
 Class and Class A shares.

	Access One Flex High Yield Fund (Series 1)
	Access One Flex Bear High Yield Fund (Series 5)

 Within the N-SAR, the total income dividends
 (72DD1 and 72DD2) and number of shares (74U1 and 74U2) presented have been combined as follows:

	 72DD1/74U1  Investor Class shares
	 72DD2/74U2  Service Class and Class A shares

 The following is a class breakout of the total income distributions (000's), NAV's, income distributions per share and shares outstanding at April 30, 2010:

	Total Income	NAV	Income Distributions	Shares Outstanding
	Distributions (000's)		per share
Investor Class
Flex High Yield	 	2,866	  	27.33 	0.38 	 	7,785,654
Flex Bear High Yield	 -   		19.67 	 -   	 319,234

Service Class
Flex High Yield	 	127 	 27.42 	 0.34 	 387,070
Flex Bear High Yield	 -    18.84	 -   	 9,642

Class A
Flex High Yield	 	14 	 27.89 	 0.37 	 13,686
Flex Bear High Yield	 -   	 20.21 	 -   	 	65